Exhibit 99.1

Baldwin Reports Third Quarter Results

    SHELTON, Conn.--(BUSINESS WIRE)--May 7, 2003--Baldwin Technology Company, Inc. (ASE:BLD), a leading international manufacturer of accessory and control equipment for the printing industry, today reported financial results for its fiscal quarter ended March 31, 2003.
    Net sales for the quarter were $31,061,000 compared to $37,867,000 for the quarter ended March 31, 2002. The Company reported a net loss for the quarter of $1,117,000 or $0.07 per diluted share, versus net income of $1,038,000 or $0.07 per diluted share for the third quarter of the prior year. Cash flow from operations for the three months ended March 31, 2003 was $316,000 including $1.1 million of cash payments for restructuring. Backlog at March 31, 2003 was approximately $49,868,000 up from $47,348,000 at December 31, 2002.
    Gerald A. Nathe, Chairman, President and CEO, commented: "We had noted during our second quarter comments that it was difficult to forecast the timing of shipments on a month to month basis, and that shipments could be delayed from one quarter to the next, depending upon customer requirements. Regrettably, some delays did occur, and our third quarter shipments were lower than expected. However, as previously indicated, we continue to expect our fourth quarter sales to be approximately at the same level as sales were during the quarter ended December 31, 2002. In the months ahead, we believe that the demand for print will continue to improve, but that the printing equipment market will remain challenging. As a result, we continue to be aggressive in our pursuit of both new and retrofit business opportunities, and in our efforts to actively reduce our manufacturing costs and operating expenses. During the last quarter, we continued to adjust our employee base, decreasing it to 544, down a further 5% from December 31, 2002."
    Vijay C. Tharani, Vice President and CFO, added: "We are pleased to report that the Company has received a waiver from its banks in connection with certain financial covenants related to the third quarter that are contained in the Company's credit agreements. The Company has also discussed the possibility of an extension of the July 1, 2003 maturity of its loans with the banks, though there can be no assurance that such discussions will lead to an extension being granted. Furthermore, we are in active discussions with several parties regarding possible transactions, any of which, if successfully executed, would provide longer-term solutions to the Company's current short-term financing needs."
    Mr. Nathe concluded: "The Company and its Board are working diligently and aggressively in the best interests of its shareholders, customers, vendors and employees to address Baldwin's needs."
    Baldwin plans to review its third quarter results and discuss its business outlook during a conference call today beginning at 11:00 a.m. EST. Call in information is available on the Company's web site at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call, or access the webcast of the call. Participating in the call will be Baldwin's Chairman, President and Chief Executive Officer, Gerald A. Nathe, as well as its Vice President and Chief Financial Officer, Vijay C. Tharani.




                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)
                              (Unaudited)
                                               Quarter ended March 31,
                                                ----------------------
                                                       2003     2002
                                                     -------   -------
Net Sales                                            $31,061  $37,867
Cost of Goods Sold                                    22,957   25,884
                                                      -------  -------
Gross Profit                                           8,104   11,983
Operating Expenses                                    10,348   10,955
Restructuring Charges                                     67      289
                                                      ------   -------
Operating (Loss) Income                               (2,311)     739
Interest Expense                                         499      419
Interest Income                                          (58)     (67)
Other Income, net                                     (1,248)  (1,200)
                                                      -------  -------
(Loss) income from continuing operations before
 income taxes                                         (1,504)   1,587
(Benefit) provision for income taxes                    (387)     513
                                                      -------  -------
(Loss) income from continuing operations              (1,117)   1,074
Discontinued operations:
  (Loss) from operations (net of applicable income
   taxes of $0)                                            0      (36)
                                                      -------  -------
Net (loss) income                                    $(1,117) $ 1,038
                                                      =======   ======
Net (loss) income per share - basic and diluted
  Continuing operations                              $ (0.07) $  0.07
  Discontinued operations - loss from operations        0.00     0.00
                                                     -------- --------
Net (loss) income per share -- basic and diluted     $ (0.07) $  0.07
                                                     ======== ========
Weighted average shares outstanding -- basic and
 diluted                                              15,015   15,016
                                                      =======  =======

                                           Nine Months ended March 31,
                                           ---------------------------
                                                    2003         2002
                                                    ------      ------
Net Sales                                           $99,153  $109,559
Cost of Goods Sold                                   70,379    75,686
                                                     ------    -------
Gross Profit                                         28,774    33,873
Operating Expenses                                   32,401    34,182
Restructuring Charges                                 3,404       795
                                                     ------    -------
Operating Loss                                       (7,031)   (1,104)
Interest Expense                                      1,817     1,279
Interest Income                                        (199)     (214)
Other Income, net                                    (1,974)   (2,830)
                                                     -------   -------
(Loss) income from continuing operations before
 income taxes                                        (6,675)      661
Provision for income taxes                              235       317
                                                      ------     -----
(Loss) income from continuing operations             (6,910)      344
Discontinued operations:
  Loss from operations (net of applicable income
   taxes of $0)                                        (253)     (263)
  Gain on sale (net of applicable income taxes of
   $0)                                                  543         0
                                                     -------   -------
Net (loss) income                                   $(6,620) $     81
                                                      =======   ======
Net (loss) income per share - basic and diluted
  Continuing operations                             $ (0.46) $   0.02
  Discontinued operations - loss from operations      (0.02)    (0.01)
  Discontinued operations - gain on sale               0.04      0.00
                                                     -------   -------
Net (loss) income per share -- basic and diluted    $ (0.44) $   0.01
                                                     =======   =======
Weighted average shares outstanding -- basic and
 diluted                                             15,015    14,882
                                                     ========  =======


                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)



                                             March 31,    June 30,
                                                2003        2002
                                             --------    ---------
Assets
   Cash and Equivalents                       $ 4,028    $  4,679
   Trade Receivables                           34,742      40,652
   Inventory                                   23,267      24,928
   Prepaid Expenses and Other                   5,036       7,474
                                               -------   ---------
Total Current Assets                           67,073      77,733

Property, Plant & Equipment, net                5,047       6,344
Intangibles, net                               12,055      11,679
Other Assets                                   12,751      12,732
                                               -------    --------
Total Assets                                  $96,926    $108,488
                                               =======    ========
Current Liabilities
    Loans Payable                             $ 4,983    $  5,372
    Current Portion of Long-Term debt          12,646       5,416
    Other Current Liabilities                  42,929      44,626
                                               -------    --------
Total Current Liabilities                      60,558      55,414

Long-Term Debt                                    535      11,873

Other Long-Term Liabilities                     6,634       7,447
                                               -------   ---------

Total Liabilities                              67,727      74,734

Shareholders' Equity                           29,199      33,754
                                               -------    --------

Total Liabilities and Shareholders' Equity    $96,926    $108,488
                                               =======    ========




    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2002.

    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203/402-1004